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                                                                    EXHIBIT 3.01

                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                                  EXCITE, INC.

        The undersigned certify that:

        1. They are the President and the Secretary, respectively, of Excite, Inc., a California corporation.

        2. Article V of the Articles of Incorporation of this corporation is amended to read in its entirety as follows:

                                   "ARTICLE V

               "This corporation is authorized to issue two classes of shares, designated 'Common Stock' and 'Preferred Stock,' respectively, both of which shall have no par value. The number of shares of Common Stock authorized to be issued is fifty million (50,000,000) shares. The number of shares of Preferred Stock authorized to be issued is four million (4,000,000) shares."

        3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

        4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is 12,326,436 shares of Common Stock and 1,950,000 shares of Series E Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding Common Stock and more than 50% of the outstanding Series E Preferred Stock.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: June 19, 1997

                                           /s/ George Bell
                                           -------------------------------------
                                           George Bell, President


                                           /s/ Chris Vail
                                           -------------------------------------
                                           Chris Vail, Secretary



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                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                                  EXCITE, INC.

Joseph R. Kraus and Richard B. Redding certify that:

      1. They are the Vice President and Secretary, respectively, of Excite, Inc., a California corporation.

      2. The Articles of Incorporation of the corporation are amended and restated to read as follows:

                                    ARTICLE I

             The name of the corporation is Excite, Inc.

                                   ARTICLE II

             The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III

             The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. Unless applicable law otherwise provides, any amendment, repeal or modification of this Article III shall not adversely affect any right or protection of a director under this Article III that existed at or prior to the time of such amendment, repeal or modification.

                                   ARTICLE IV

             The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, by agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by
Section 317 of the California Corporations Code, subject only to the applicable limits on such excess indemnification set forth in Section 204 of the California Corporations Code. Unless applicable law otherwise provides, any amendment, repeal or modification of any provision of this Article IV shall not adversely affect any contract or other right to indemnification of an agent of the corporation that existed at or prior to the time of such amendment, repeal or modification.

                                    ARTICLE V

             This corporation is authorized to issue two classes of shares, designated "Common Stock" and "Preferred Stock," respectively, both of which shall have no par value. The number of shares of Common Stock authorized to be issued is twenty-five million (25,000,000) shares. The number of shares of Preferred Stock authorized to be issued is four million (4,000,000) shares.



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                                   ARTICLE VI

             The Board of Directors of this corporation may designate, fix the number of shares of and determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon, any wholly unissued series of Preferred Stock. As to any series of Preferred Stock the number of shares of which is authorized to be fixed by the Board of Directors, the Board may, within any limits and restrictions stated in the resolutions of the Board originally fixing the number of shares constituting such series, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. Except as provided by law, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without further approval of the holders of Common Stock or Preferred Stock, or any series thereof.

                                   ARTICLE VII

      This corporation shall not have cumulative voting. This provision shall become effective only when this corporation becomes a listed corporation within the meaning of Section 301.5 of the California Corporations Code.

      3. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors of the corporation.

      4. The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of the shareholders of the corporation in accordance with Sections 902 and 903 of the California Corporations Code. The corporation has two classes of stock. The number of outstanding shares on the date of approval of the amendment and restatement was 2,092,162 shares of Common Stock; 1,125,000 shares of Series A Preferred Stock; 610,000 shares of Series B Preferred Stock; 154,639 shares of Series C Preferred Stock and 772,558 shares of Series D Preferred Stock. The percentage vote required was more than 50% of each class and of the outstanding shares. The number of shares voting in favor of the amendment equaled or exceeded the vote required for each class of shares and for the outstanding shares. Subsequent to the shareholder vote, all outstanding shares of Preferred Stock of all series were converted into Common Stock and no shares of Preferred Stock remain outstanding.

THE UNDERSIGNED FURTHER DECLARE UNDER PENALTY OF PERJURY UNDER THE LAWS OF THE STATE OF CALIFORNIA THAT THE MATTERS SET FORTH IN THIS CERTIFICATE ARE TRUE AND CORRECT OF OUR KNOWLEDGE.



Dated:  March 15, 1996                      /s/ Joseph R. Kraus
                                            ------------------------------------
                                            Joseph R. Kraus, Vice President


                                            /s/ Richard B. Redding
                                            ------------------------------------
                                            Richard B. Redding, Secretary